Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

(Amendment No. 1)

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated May 31, 2019, between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, JERSEY SHORE STATE BANK (“JSSB”), a Pennsylvania banking institution and wholly owned subsidiary of Penns Woods (Penns Woods and JSSB are sometimes referred to herein collectively as the “Employer”), and RICHARD A. GRAFMYRE, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Penns Woods, JSSB, and Executive are parties to an amended and restated employment agreement, effective October 1, 2018 (the “Employment Agreement”); and

WHEREAS, Penns Woods, JSSB, and Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Amendment to Section 2 of the Employment Agreement.  Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2.  Titles and Duties of Executive.

(a)  From the date of this Agreement through April 30, 2021 (as such date may be extended in accordance with Section 2(c)) (the “Full-Time Employment Period”), Executive shall be employed as the Chief Executive Officer of Penns Woods and JSSB.  Executive shall perform and discharge well and faithfully such management and administrative duties as an executive officer of Penns Woods and JSSB as may be assigned to him from time to time by the Board of Directors of Penns Woods (the “Penns Woods Board”), the Board of Directors JSSB (the “JSSB Board”), the Chairman of the Penns Woods Board, or the Chairman of the JSSB Board, as applicable, and which are consistent with his positions as the Chief Executive of Penns Woods and JSSB.  Executive shall report directly to the Penns Woods Board and JSSB Board and the Chairman thereof.  During the Full-Time Employment Period, Executive shall devote his full time, attention and energies to the business of the Employer; provided, however, that this Section shall not be construed as preventing Executive from (a) investing his personal assets in enterprises that do not compete with Penns Woods, JSSB or any of their majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the Boards of Directors of Penns Woods and JSSB.  Effective January 1, 2019, Executive shall also serve as President of United Insurance Solutions, LLC (“UIS”), a subsidiary of PWOD; the Penns Woods Board may at any time appoint any other person to serve as President of UIS, provided that any such appointment shall not otherwise affect this Agreement, including the compensation and benefits payable to Executive hereunder.

(b)  For a period of three (3) years from the end of the Full-Time Employment Period (as it may be extended in accordance with Section 2(c)) (the “Reduced Time Employment Period”), the Executive shall continue to be employed as a senior executive officer of Penns Woods and JSSB, in such positions and with such titles as may be designated by the Boards of Directors of Penns Woods and JSSB.  During the Reduced Time Employment Period, Executive shall perform and discharge well and faithfully such management and administrative duties as may be assigned to him from time to time by the Penns Woods Board or the JSSB Board; provided, however, that during the Reduced Time Employment Period, Executive shall be entitled to twenty-seven (27) total days of paid time off per calendar year (pro rated for any portion of a calendar year).  During the Reduced Time Employment Period, Executive shall work thirty-two (32) hours per week.

(c)  The Full-Time Employment Period shall commence on the date of this Agreement and end on April 30, 2021; provided, however, that the Full-Time Employment Period shall be automatically renewed on May 1, 2021 and on each May 1 thereafter (each a “Full-Time Employment Period Annual Renewal Date”) for a period ending one (1) year from the applicable Full-Time Employment Period Annual Renewal Date unless either party shall give written notice to the other party of non-renewal of the Full-Time Employment Period at least ninety (90) days prior to a Full-Time Employment Period Annual Renewal Date, in which event the Full-Time Employment Period shall terminate on the April 30 immediately following delivery of such written notice of non-renewal of the Full-Time Employment Period.

(d)  During the Employment Period (as defined in Section 3(a)), Penns Woods and JSSB shall cause Executive to be nominated to the Penns Woods Board, the JSSB Board, and the Board of Directors of Luzerne Bank, respectively, and use its reasonable efforts to cause Executive to be re-elected to Penns Woods Board, the JSSB Board, and the Board of Directors of Luzerne Bank, respectively; provided that Executive meets all of the necessary requirements for such appointment, nomination, and re-election.  Executive shall not receive any remuneration whatsoever for his service as a member of the Penns Woods Board and the JSSB Board.”

2.  Amendment to Section 3(a) of Employment Agreement.  Section 3(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(a)  This Agreement shall be for a period (the “Employment Period”) commencing on October 1, 2018 and ending on the April 30 concurrent with expiration of the Reduced Time Employment Period; provided, however, that, commencing on the May 1 immediately following the end of the Reduced Time Employment Period and on each May 1 thereafter, the Employment Period (and the Reduced Time Employment Period) shall be automatically extended for one (1) additional year through the following April 30; provided further, however, that either Executive or the Employer may terminate this Agreement and the Employment Period at any time during any such automatic extension upon ninety (90) days’ prior written notice to the other party.  Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 7, 8 and 9.”

3.  Amendment to Section 4A(a) of the Employment Agreement.  The first clause of Section 4A(a) of the Employment Agreement immediately preceding Subsection (i) is hereby amended and restated to read in its entirety as follows:  “(a)  During the Full-Time Employment Period, Executive shall be entitled to the following compensation and benefits:…”

4.  Amendment to Section 4A(b) of the Employment Agreement.  Section 4A(b) of the Employment Agreement) is hereby amended and restated to read in its entirety as follows:

“(b)  During the Reduced Time Employment Period, Executive shall continue to receive the compensation and benefits set forth in Section 4A(a) above, with the following adjustments:  (i) the base salary set forth in Section 4A(a)(i) shall be reduced to eighty percent (80%) of the amount of base salary in effect on the last day of the Full-Time Employment Period; (ii) any discretionary bonus to which Executive may be entitled shall take into account Executive’s then existing work schedule; and (iii) Executive shall be entitled to twenty-seven (27) total days of paid time off per year (pro rated for any portion of a calendar year).”

5.  Ratification of Employment Agreement.  Except as otherwise provided in this Amendment No. 1 to Amended and Restated Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Amendment No. 1 to Amended and Restated Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein.  References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Employment Agreement as amended hereby.

6.  Notices.  Except as otherwise provided in this Amendment No. 1 to Amended and Restated Employment Agreement, any notice required or permitted to be given under this Amendment No. 1 to Amended and Restated Employment Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of the Employer), in the case of notices to Executive, and to the then principal offices of Penns Woods, in the case of notices to the Employer.

7.  Waiver.  No provision of this Amendment No. 1 to Amended and Restated Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the Employer.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment No. 1 to Amended and Restated Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.  Assignment.  This Amendment No. 1 to Amended and Restated Employment Agreement shall not be assignable by any party, except by the Employer to any affiliated company or to any successor in interest to its businesses.

9.  Entire Agreement; Effect on Prior Agreements.  This Amendment No. 1 to Amended and Restated Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes and replaces any prior agreement relating to the subject matter hereof.

10.  Validity.  The invalidity or unenforceability of any provision of this Amendment No. 1 to Amended and Restated Employment Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.  Applicable Law.  This Amendment No. 1 to Amended and Restated Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

12.  Headings.  The section headings of this Amendment No. 1 to Amended and Restated Employment Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions hereof.

13.  Number.  Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date set forth below.

[Signature page follows.]

PENNS WOODS BANCORP, INC.

By:	/s/ R. Edward Nestlerode, Jr.	Date: May 31, 2019
Chairman
(“Penns Woods”)

JERSEY SHORE STATE BANK

By:	/s/ Michael J. Casale, Jr.	Date: May 31, 2019
Chairman
(“JSSB”)

/s/ Richard A. Grafmyre		Date: May 31, 2019
RICHARD A. GRAFMYRE
(“Executive”)